Exhibit 99.1

Orbitz Worldwide, Inc. Reports First Quarter 2015 Results

Chicago, May 7, 2015 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the first quarter ended March 31, 2015.

•	Room nights increased 13 percent year-over-year

•	Net revenue increased 5 percent year-over-year to $220 million or 8 percent on a constant currency basis

•	Net loss was $20.9 million

•	Adjusted EBITDA was $10.8 million

As a result of the February 12, 2015 announced transaction with Expedia, Inc., the company will no longer provide fiscal 2015 earnings guidance and will not hold a conference call to discuss its first quarter results.

(in thousands, except	Three Months Ended March 31,
per share data)	2015	2014	Change (a)

Hotel room night growth (b)	13%	12%
Gross bookings	$3,217,743	$3,182,514	1%
Net revenue	$220,205	$210,255	5%
Net revenue margin (c)	6.8%	6.6%	0.2 ppt
Net loss	($20,939)	($5,934)	**
Basic EPS	($0.19)	($0.05)	**
Diluted EPS	($0.19)	($0.05)	**

Operating cash flow	$165,185	$156,467	6%
Capital spending	$12,562	$7,714	63%

EBITDA (d)	$1,348	$24,490	(94)%
Adjustments	$9,406	$4,227	**
Adjusted EBITDA (d)	$10,754	$28,717	(63)%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents year-over-year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

(c)	Represents net revenue as a percentage of gross bookings.

(d)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures are contained in Appendix A.

First Quarter Financial Results

Gross Bookings and Net Revenue
Gross bookings increased 1 percent year-over-year to $3.2 billion in the first quarter 2015. This increase was primarily driven by higher hotel, air and car transaction volume, partially offset by lower vacation package volume and lower average booking values per air transaction. Excluding the impact of foreign exchange fluctuations, gross bookings increased 4 percent from the prior year period.

Net revenue increased 5 percent year-over-year to $220.2 million in the first quarter 2015. This increase was driven by higher hotel, air and car transaction volume and higher net revenue per hotel and car transaction, partially offset by lower vacation package volume and lower net revenue per air and vacation package transaction. The acquisition of certain assets and contracts from the Travelocity Partner Network ("TPN") on February 28, 2014 contributed approximately 5 percentage points to net revenue growth for the first quarter 2015. Excluding the impact of foreign exchange fluctuations, net revenue increased 8 percent from the prior year period.

	Three Months Ended March 31,
(in thousands)	2015	2014	Change

Net Revenue
Standalone Hotel	$83,800	$67,234	25%
Standalone Air	63,202	70,228	(10)%
Vacation Package	30,234	32,912	(8)%
Advertising and Media	15,347	14,586	5%
Other	27,622	25,295	9%
Total Net Revenue	$220,205	$210,255	5%

Domestic	$172,410	$154,609	12%
International	47,795	55,646	(14)%
Total Net Revenue	$220,205	$210,255	5%

•
Standalone hotel net revenue was $83.8 million in the first quarter 2015, up 25 percent year-over-year. This increase was primarily due to higher transaction volume and net revenue per transaction. The TPN acquisition contributed approximately 8 percentage points to standalone hotel net revenue growth for the first quarter 2015. Standalone hotel net revenue represented 38 percent of total first quarter net revenue, up from 32 percent in the first quarter 2014.

•
Standalone air net revenue was $63.2 million in the first quarter 2015, down 10 percent year-over-year. This decrease was due to lower net revenue per transaction, partially offset by higher transaction volume. The TPN acquisition contributed approximately 5 percentage points to standalone air net revenue growth for the first quarter 2015. Standalone air net revenue represented 29 percent of total first quarter net revenue, down from 33 percent in the first quarter 2014.

•
Vacation package net revenue was $30.2 million in the first quarter 2015, down 8 percent year-over-year. This decrease was driven by lower transaction volume and lower net revenue per transaction. Vacation package net revenue represented 14 percent of total first quarter net revenue, down from 16 percent in the first quarter 2014.

•
Advertising and media net revenue was $15.3 million in the first quarter 2015, up 5 percent year-over-year. Advertising and media net revenue represented 7 percent of total first quarter net revenue in both 2015 and 2014.

•
Other net revenue was $27.6 million in the first quarter 2015, up 9 percent year-over-year. This increase was primarily due to higher car revenue, which was up 20 percent year-over-year. Other net revenue represented 12 percent of total first quarter net revenue in both 2015 and 2014.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this release.

Operating Expenses
Cost of revenue
Cost of revenue is comprised primarily of costs to operate customer service call centers, credit card and other payment processing fees, and other costs, which include customer refunds, fraudulent transactions and other charge-backs, and connectivity and other processing costs.

	Three Months Ended March 31,		$	%
	2015	2014	Change	Change
	(in thousands)
Customer service costs	$21,122	$14,891	$6,231	42%
Credit card processing fees	19,311	18,865	446	2%
Other	32,050	8,989	23,061	257%
Total cost of revenue	$72,483	$42,745	$29,738	70%
% of net revenue	32.9%	20.3%

Cost of revenue as a percent of net revenue for the first quarter 2015 increased to 32.9% of net revenue. This change was driven primarily by an increase in fraudulent transactions as reflected in the increase in Other expense in the first quarter of 2015 compared with the prior year period. The company has taken extensive action designed to increase its ability to identify, process, mitigate and prevent fraudulent transactions in the future. Excluding the year-over-year increase in expense related to increased levels of fraudulent transactions and the impact of the TPN acquisition, cost of revenue as a percentage of revenue increased 77 basis points primarily due to increased customer service levels. Fraudulent transactions are primarily being undertaken by criminals who illegally use credit card information obtained from non-Orbitz Worldwide sources. These fraudulent transactions do not stem from the compromise of Orbitz Worldwide customer information.

Selling, general and administrative (SG&A) expense
SG&A expense is comprised primarily of wages and benefits, contract labor costs, network communications, systems, maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other professional and administrative costs.

	Three Months Ended March 31,		$	%
	2015	2014	Change	Change
	(in thousands)
Wages and benefits	$41,664	$39,895	$1,769	4%
Contract labor	5,998	4,818	1,180	24%
Network communications, systems maintenance and equipment	6,351	6,253	98	2%
Other	16,636	15,276	1,360	9%
Total SG&A	$70,649	$66,242	$4,407	7%
% of net revenue	32.1%	31.5%

SG&A expense as a percent of net revenue for the first quarter 2015 increased 58 basis points. This increase was primarily due to the impact of the TPN acquisition and higher professional fees associated with the announced transaction with Expedia, Inc. Excluding the impact of TPN and transaction-related expenses, SG&A expense as a percent of the net revenue decreased 125 basis points.

Marketing expense
Marketing expense is comprised primarily of online marketing costs, such as search engine marketing and travel research; offline marketing costs, such as television, radio and print advertising; and commissions to affiliates.

	Three Months Ended March 31,		$	%
	2015	2014	Change	Change
	(in thousands)
Marketing expense	$75,725	$76,778	$(1,053)	(1)%
% of net revenue	34.4%	36.5%

Marketing expense as a percent of net revenue for the first quarter 2015 decreased 213 basis points due to lower marketing spend as a percent of net revenue internationally, partially offset by higher marketing spend as a percent of net revenue domestically.

Interest Expense
Net interest expense decreased $1.2 million in the first quarter 2015, compared with the first quarter 2014. This was due to a lower weighted average interest rate on the company’s debt. For the first quarter 2015, the weighted average interest rate was 98 basis points lower than the first quarter 2014.

At March 31, 2015, the company was in compliance with all financial covenants in its credit agreement.

Cash Flow and Liquidity
Operating cash flow was $165.2 million for the three months ended March 31, 2015.

At March 31, 2015, available liquidity was $397 million, which was composed of cash and cash equivalents of $317 million and $80 million available on the undrawn revolving credit facility.

Operational Highlights

Consumer Brands

•	During the first quarter 2015, 34 percent of standalone hotel bookings were made via mobile devices across the company’s global consumer brand portfolio, up from 30 percent in the first quarter 2014.

•	The Orbitz Rewards loyalty program recently surpassed 4 million members and continues to drive hotel room night growth.

•	For the second year in a row, the Orbitz mobile app was featured at the Facebook F8 development conference - this year highlighting the use of push notifications to consumers upon airport arrival.

Orbitz Partner Network

•
On April 28th, Orbitz Worldwide launched its loyalty partnership with Bank of America. Orbitz Worldwide is now operating and servicing cash and points travel transactions for Bank of America's loyalty program.

Orbitz Partner Services Group

•	During the first quarter 2015, Orbitz Worldwide signed marketing and promotion agreements with Kerzner, Melia Hotels, Millennium Copthorne, Omni Cancun, Red Lion and Rotana.

•
During the first quarter 2015, Orbitz Worldwide signed marketing and promotion agreements with a number of airlines including Nippon Airways, OneJet, Singapore Airlines as well as a new contract with ITA Software by Google for air fare shopping services.

•
During the first quarter 2015, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including Cape Town Tourism, Catalina Island Tourism, Colorado Tourism, Croatia Tourism, Fort Lauderdale Convention and Visitors Bureau, Grenada Tourism, Destination New South Wales, Pensacola Tourism, Visit Seattle and South Africa Tourism.

About Orbitz Worldwide

Orbitz Worldwide (NYSE: OWW) is a global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (orbitz.com), ebookers (ebookers.com), HotelClub (hotelclub.com) and CheapTickets (cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (orbitzpartnernetwork.com) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines, bank loyalty programs and travel agencies, and Orbitz for Business (orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

Forward-Looking Statements

This release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results and the effects of future plans, strategies or events could differ materially from those expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed or implied by the forward-looking statements in this release and its attachments include, but are not limited to, risks related to the proposed merger with Expedia, Inc., including uncertainties as to the timing of the completion of the merger and the ability of the parties to complete the merger; the company’s ability to protect against payment and credit card fraud; the company's ability to effectively compete in the travel industry; the termination of any major supplier's participation on the company's websites; the company's ability to renegotiate supplier agreements on acceptable terms; trends, declines, or disruptions affecting the travel industry or the level of travel activity, particularly air travel; change in airline distribution economics; system-related failures, interruptions, or security breaches; the company's ability to maintain and protect its information technology and intellectual property; risks related to search engine algorithms or other traffic generating arrangements; the company’s ability to adapt to technological developments or industry trends; the outcome of pending litigation; risks related to the company's level of indebtedness; risks associated with doing business in multiple currencies and international markets; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this release. All information in this release and its attachments is as of May 7, 2015, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this release is contained in Appendix A attached to this release.

Media Contact:             Investor Contact:
Chris Chiames             Adam Patnaude
+1 312 894 6890             +1 312 260 8301
press@orbitz.com        OWWIR@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014

Net revenue	$220,205	$210,255
Cost and expenses:
Cost of revenue	72,483	42,745
Selling, general and administrative	70,649	66,242
Marketing	75,725	76,778
Depreciation and amortization	14,520	13,593
Total operating expenses	233,377	199,358
Operating income/(loss)	(13,172)	10,897
Other expense:
Net interest expense	(8,410)	(9,577)
Total other expense	(8,410)	(9,577)
Income/(loss) before income taxes	(21,582)	1,320
Provision/(benefit) for income taxes	(643)	7,254
Net loss	($20,939)	($5,934)

Net loss per share - basic and diluted:
Net loss per share	($0.19)	($0.05)
Weighted-average shares outstanding	111,591,355	109,593,798

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$317,025	$188,482
Accounts receivable (net of allowance for doubtful accounts of $1,401 and $1,541, respectively)	147,804	132,951
Prepaid expenses	10,866	10,039
Other current assets	16,770	17,560
Total current assets	492,465	349,032
Property and equipment (net of accumulated depreciation of $297,572 and $302,031, respectively)	109,396	111,832
Goodwill	351,098	351,098
Trademarks and trade names	89,515	89,890
Other intangible assets, net	1,222	1,300
Deferred income taxes, non-current	137,555	135,807
Restricted cash	95,216	97,810
Other non-current assets	38,361	39,200
Total Assets	$1,314,828	$1,175,969

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,044	$13,954
Accrued merchant payable	507,630	366,062
Accrued expenses	159,985	158,754
Deferred income	61,123	40,816
Term loan, current	17,700	25,871
Other current liabilities	2,385	1,544
Total current liabilities	767,867	607,001
Term loan, non-current	411,899	421,879
Tax sharing liability	63,187	61,289
Other non-current liabilities	14,780	14,702
Total Liabilities	1,257,733	1,104,871
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 111,740,055 and 110,758,513 shares issued, respectively	1,117	1,107
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,060,363	1,060,636
Accumulated deficit	(1,021,198)	(1,000,259)
Accumulated other comprehensive income	16,865	9,666
Total Shareholders’ Equity	57,095	71,098
Total Liabilities and Shareholders’ Equity	$1,314,828	$1,175,969

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2015	2014
Operating activities:
Net loss	($20,939)	($5,934)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,520	13,593
Non-cash net interest expense	2,453	2,850
Deferred income taxes	(1,275)	6,376
Stock compensation	2,942	2,885
Changes in assets and liabilities:
Accounts receivable	(17,189)	(54,559)
Accounts payable, accrued expenses and other current liabilities	9,981	2,512
Accrued merchant payable	144,862	174,447
Deferred income	21,204	24,462
Other	8,626	(10,165)
Net cash provided by operating activities	165,185	156,467

Investing activities:
Property and equipment additions	(12,562)	(7,714)
Acquisitions, net of cash acquired	—	(10,000)
Changes in restricted cash	1,427	(1,432)
Net cash used in investing activities	(11,135)	(19,146)

Financing activities:
Payments on term loans	(18,151)	(3,375)
Employee tax withholdings related to net share settlements of equity-based awards	(4,330)	(2,937)
Proceeds from exercise of employee stock options	1,125	90
Net cash used in financing activities	(21,356)	(6,222)

Effects of changes in exchange rates on cash and cash equivalents	(4,151)	1,046
Net increase in cash and cash equivalents	128,543	132,145
Cash and cash equivalents at beginning of period	188,482	117,385
Cash and cash equivalents at end of period	$317,025	$249,530

Supplemental disclosure of cash flow information:
Income tax payments, net	$799	$1,014
Cash interest payments	$6,060	$6,792
Non-cash investing activity:
Capital expenditures incurred not yet paid	$3,932	$338

Appendix A: Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with funds borrowed under its revolving credit facility, if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three months ended March 31, 2015 and 2014, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Net loss	($20,939)	($5,934)
Net interest expense	8,410	9,577
Provision (benefit) for income taxes	(643)	7,254
Depreciation and amortization	14,520	13,593
EBITDA	$1,348	$24,490

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended March 31,
	2015	2014
	(in thousands)
EBITDA	$1,348	$24,490
Acquisition-related integration costs (a)	536	713
Stock-based compensation expense	2,942	2,885
Litigation settlements and other (b)	1,014	629
Merger costs (c)	4,914	—
Adjusted EBITDA	$10,754	$28,717

(a)	Represents one-time acquisition integration costs incurred in connection with the purchase of the Travelocity Partner Network assets in the first quarter 2014.
(b) Represents charges related to certain legal proceedings.
(c) Represents professional fees related to the announced transaction with Expedia, Inc.

Gross Bookings and Net Revenue, at Constant Currency

The company's reporting currency is the U.S. dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. dollar relative to the currencies of the international markets in which the company operates, particularly the pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended March 31,
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q1, 2015 Reported Gross Bookings	$2,651,075	$566,668	$3,217,743

Q1, 2014 Reported Gross Bookings	$2,477,810	$704,704	$3,182,514
Impact of Foreign Exchange Rates	—	(87,175)	(87,175)
Q1, 2014 Gross Bookings at Constant Currency	$2,477,810	$617,529	$3,095,339

Reported Gross Bookings Growth	7%	(20)%	1%
Gross Bookings Growth at Constant Currency	7%	(8)%	4%

Net Revenue
Q1, 2015 Reported Net Revenue	$172,410	$47,795	$220,205

Q1, 2014 Reported Net Revenue	$154,609	$55,646	$210,255
Impact of Foreign Exchange Rates	—	(6,830)	(6,830)
Q1, 2014 Net Revenue at Constant Currency	$154,609	$48,816	$203,425

Reported Net Revenue Growth	12%	(14)%	5%
Net Revenue Growth at Constant Currency	12%	(2)%	8%

Appendix B: Trended Operating Metrics

	2013				2014				2015
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Gross Bookings (in thousands)
Domestic	$2,424,956	$2,479,941	$2,210,466	$1,970,655	$2,477,810	$2,729,525	$2,537,514	$2,249,140	$2,651,075
International	677,625	604,947	560,927	508,553	704,704	628,173	612,280	488,641	566,668
Total	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698	$3,149,794	$2,737,781	$3,217,743

Standalone Air	$2,027,713	$2,077,471	$1,790,232	$1,621,560	$1,953,324	$2,164,643	$1,969,569	$1,781,245	$1,944,940
Non-air	1,074,868	1,007,417	981,161	857,648	1,229,190	1,193,055	1,180,225	956,536	1,272,803
Total	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698	$3,149,794	$2,737,781	$3,217,743
Year-over-Year Gross Bookings Growth
Domestic	(3)%	3%	6%	—%	2%	10%	15%	14%	7%
International	4%	6%	—%	1%	4%	4%	9%	(4)%	(20)%
Total	(1)%	4%	5%	—%	3%	9%	14%	10%	1%

Standalone Air	(8)%	(4)%	(2)%	(6)%	(4)%	4%	10%	10%	—%
Non-air	14%	24%	18%	14%	14%	18%	20%	12%	4%
Total	(1)%	4%	5%	—%	3%	9%	14%	10%	1%

At Constant Currency
Domestic	(3)%	3%	6%	—%	2%	10%	15%	14%	7%
International	4%	6%	(1)%	(1)%	2%	(1)%	7%	3%	(8)%
Total	(1)%	4%	4%	—%	2%	8%	13%	12%	4%

Standalone Air	(8)%	(4)%	(2)%	(6)%	(4)%	3%	10%	11%	2%
Non-air	14%	24%	19%	14%	14%	18%	20%	13%	7%
Total	(1)%	4%	4%	—%	2%	8%	13%	12%	4%

Net Revenue (in thousands)
Domestic	$150,206	$164,565	$159,718	$142,634	$154,609	$182,299	$187,480	$166,340	$172,410
International	52,654	61,233	61,201	54,792	55,646	65,754	65,655	54,224	47,795
Total	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053	$253,135	$220,564	$220,205

Standalone Air	$69,251	$67,464	$59,455	$53,528	$70,228	$71,004	$62,765	$53,157	$63,202
Non-air transactional	120,304	142,719	147,536	127,221	125,366	161,784	175,838	148,492	141,634
Non-transactional	13,305	15,615	13,928	16,677	14,661	15,265	14,532	18,915	15,369
Total	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053	$253,135	$220,564	$220,205

International as a % of Total Net Revenue	26%	27%	28%	28%	26%	27%	26%	25%	22%
Year-over-Year Net Revenue Growth
Domestic	9%	13%	12%	4%	3%	11%	17%	17%	12%
International	0%	10%	9%	5%	6%	7%	7%	(1)%	(14)%
Total	7%	12%	11%	4%	4%	10%	15%	12%	5%

Standalone Air	(4)%	—%	(4)%	(11)%	1%	5%	6%	(1)%	(10)%
Non-air transactional	14%	21%	21%	13%	4%	13%	19%	17%	13%
Non-transactional	14%	1%	(4)%	(3)%	10%	(2)%	4%	13%	5%
Total	7%	12%	11%	4%	4%	10%	15%	12%	5%

At Constant Currency
Domestic	9%	13%	12%	4%	3%	11%	17%	17%	12%
International	1%	10%	9%	4%	5%	3%	5%	6%	(2)%
Total	7%	12%	11%	4%	3%	9%	14%	14%	8%

Standalone Air	(4)%	—%	(6)%	(12)%	—%	3%	5%	1%	(6)%
Non-air transactional	14%	21%	22%	14%	5%	13%	19%	19%	16%
Non-transactional	14%	2%	(3)%	(3)%	10%	(3)%	4%	15%	7%
Total	7%	12%	11%	4%	3%	9%	14%	14%	8%

Orbitz Worldwide Transaction Growth	(4)%	1%	(1)%	(2)%	(1)%	7%	14%	14%	8%

Orbitz Worldwide Hotel Room Night Growth	14%	20%	22%	15%	12%	20%	19%	18%	13%